Exhibit 99.1

SELECTED CONSOLIDATED FINANCIAL DATA

As further discussed in Note 2 to our consolidated financial statements, our consolidated financial statements as of February 2, 2013 and January 28, 2012 and for the fiscal years ended February 2, 2013 (“fiscal 2012”), January 28, 2012 (“fiscal 2011”) and January 29, 2011 (“fiscal 2010”) have been adjusted to reflect our Alloy business as a discontinued operation.

The selected statements of operations data for fiscal 2012, fiscal 2011, and fiscal 2010 have been derived from the audited financial statements included elsewhere in this report which have been audited by BDO USA, LLP, independent registered public accountants. Selected balance sheet data as of fiscal 2012 and 2011 has been derived from the audited financial statements included herein. Selected balance sheet data as of January 29, 2011, January 30, 2010 (“fiscal 2009”) and January 31, 2009 (“fiscal 2008”) and the selected statements of operations data for fiscal years 2009 and 2008 have been derived from financial information prepared by the Company and not included herein.

Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below has been derived from financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America and should be read with our financial statements, including the related notes, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this report.

	Fiscal Year
	2012	2011	2010	2009	2008
	(in thousands, except share and per share data)
STATEMENTS OF OPERATIONS DATA (1):
Net sales	$181,150	$172,307	$172,428	$172,318	$169,822
Cost of goods sold	124,439	123,715	120,557	116,476	115,721

Gross profit	56,711	48,592	51,871	55,842	54,101

Selling, general and administrative expenses	77,518	76,517	78,962	77,064	75,758
Impairment of goodwill	4,462	—	7,611	—	—
Impairment of long-lived assets	181	495	—	454	613
Other operating income	(2,581)	(1,200)	(416)	(1,161)	—

Total operating expenses	79,580	75,812	86,157	76,357	76,371

Operating loss	(22,869)	(27,220)	(34,286)	(20,515)	(22,270)
Interest expense, net	726	577	353	235	309

Loss from continuing operations before taxes	(23,595)	(27,797)	(34,639)	(20,750)	(22,579)
Income tax benefit	(681)	(2,337)	(9,862)	(7,338)	(8,099)

Loss from continuing operations	(22,914)	(25,460)	(24,777)	(13,412)	(14,480)
Income from discontinued operations, including gain on sale, net of income taxes	1,360	2,790	3,134	2,988	31,639

Net (loss) income	$(21,554)	$(22,670)	$(21,643)	$(10,424)	$17,159

Basic and diluted net (loss) income per share of common stock:
Loss from continuing operations	$(0.73)	$(0.82)	$(0.80)	$(0.43)	$(0.47)
Income from discontinued operations, net of taxes	0.04	0.09	0.10	0.09	1.02

Net (loss) income attributable to common stockholders per share	$(0.69)	$(0.73)	$(0.70)	$(0.34)	$0.55

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,350,931	31,217,185	31,111,878	31,038,999	30,942,877

	Fiscal Year
	2012	2011	2010	2009	2008
BALANCE SHEET DATA (in thousands):
Cash and cash equivalents	$16,812	$28,426	$28,074	$41,646	$92,512
Working capital	$10,616	$23,348	$38,892	$40,326	$59,035
Total assets	$94,492	$115,336	$139,703	$169,391	$204,801
Total stockholders’ equity	$41,253	$62,109	$84,044	$105,813	$115,329
RETAIL STORE OPERATING DATA:
Total retail store revenues (in thousands)	$125,595	$123,223	$122,444	$118,484	$113,063
Comparable store sales increase (decrease) (2)	5.2%	0.1%	(4.1%)	(5.9%)	2.8%
Net sales per store (in thousands)	$1,185	$1,072	$1,065	$1,140	$1,200
Sales per gross square foot	$299	$279	$286	$301	$317
Average square footage per store	3,841	3,844	3,827	3,828	3,815
Number of stores	104	113	114	109	97
Total square footage (in thousands)	399.4	434.4	436.3	417.3	370.1
Percent (decrease) increase in total square footage	(8.1%)	(0.4%)	4.6%	12.8%	13.2%

DIRECT MARKETING OPERATING DATA (in thousands):
Total direct marketing revenues	$55,555	$49,084	$49,984	$53,834	$56,759
Number of catalogs circulated	20,037	19,794	21,240	22,725	21,592

(1)	The Company sold its CCS business in November 2008. Thus, the results of the CCS business have been reported as discontinued operations. The Company sold its Alloy business in June 2013. Thus, the results of the Alloy business have been reported as discontinued operations. See Note 14 to the consolidated financial statements for financial data by reportable segment.
(2)	The Company considers a store comparable after it has been open for fifteen full months without closure for more than seven consecutive days and whose square footage has not been expanded or reduced by more than 25% within the past year. If a store is closed during a fiscal quarter, it is removed from the computation of comparable store sales for that fiscal quarter.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial Data” and our financial statements and related notes appearing elsewhere in this annual report, all of which have been revised to reflect the Company’s Alloy business as a discontinued operation (see below for further explanation).

On June 4, 2013, Alloy Merchandise, LLC, a wholly-owned subsidiary of the Company (“Alloy Merchandising”), and the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with HRSH Acquisitions LLC d/b/a Alloy Apparel and Accessories (“Buyer”) and concurrently closed the transaction under the Asset Purchase Agreement. Subject to the terms and conditions of the Asset Purchase Agreement, Alloy Merchandising sold certain assets and transferred certain related liabilities related to its Alloy business to Buyer, and Buyer purchased such assets and assumed certain related liabilities. Upon closing of the transaction, the Company received $3.7 million in cash proceeds, subject to adjustment as provided in the Asset Purchase Agreement, and the Buyer assumed $3.3 million in liabilities. The final purchase price was approximately $3.4 million. The loss on sale from this transaction was immaterial. The Company also agreed to provide certain transition services to Buyer at specified rates following the consummation of the transaction. All financial results in this discussion are for continuing operations only unless otherwise stated.

Executive Summary and Overview

dELiA*s, Inc. is a multi-channel retailer of apparel, accessories and footwear, primarily marketing to teenage girls. Our merchandise assortment (which includes our own proprietary brand products and some name brand products), our e-commerce webpages, our catalogs, and our mall-based retail stores are designed to appeal directly to consumers. We reach our customers through our direct marketing segment, which consists of our e-commerce and catalog business, and our dELiA*s retail stores.

Our strategy is to improve upon our position as a direct marketing company; to increase productivity in our retail stores; and to carry out such strategy while controlling costs. In addition, our strategy includes strengthening the dELiA*s brand through alignment across all channels of our business while continuing extended offerings online and in our catalogs.

We expect that improved productivity in each segment of our business will be the key element of our overall growth strategy. Our focus is to improve productivity in our current retail store base, to invest in web-based marketing programs to drive additional traffic to our website and improve the productivity of catalogs distributed. As productivity improves and market conditions allow, we plan to expand the retail store base over the long term. In addition, as store performance and market conditions allow, we may plan on accelerating our growth in gross square footage. Should we accelerate our growth, we may need additional equity or debt financing.

Goals

We believe that focusing on our dELiA*s brand and implementing the following initiatives should lead to profitable growth and improved results from operations:

•	Leveraging our omni-channel platform in order to drive top line growth;

•	implementing web, mobile and social media initiatives, while optimizing our catalog circulation;

•	developing merchandise assortments that emphasize key categories more effectively and drive improved gross profit margins;

•	employing focused inventory management strategies and creating inventory turn improvement;

•	improving productivity of the existing store base through heightened focus on the selling culture, with emphasis on increased customer conversion;

•	leveraging our current expense infrastructure and taking additional operating costs out of the business, including monitoring and opportunistically closing underperforming stores; and

•	expanding the retail store base over the long-term.

Key Performance Indicators

The following measurements are among the key business indicators that management reviews regularly to gauge the Company’s results:

•	store metrics such as comparable store sales, sales per gross square foot, average retail price per unit sold, average transaction values, average units per transaction, traffic conversion rates and store contribution margin (defined as store gross profit less direct costs of running the store);

•	direct marketing metrics such as average order value and demand generated by book, with demand defined as the amount customers seek to purchase without regard to merchandise availability;

•	web metrics such as unique site visits, carts opened and carts converted, and site conversion;

•	fill rate, which is the percentage of any particular order we are able to ship for our direct marketing business, from available on-hand inventory or future inventory orders;

•	gross profit;

•	operating income;

•	inventory turnover and average inventory per store; and

•	cash flow and liquidity determined by the Company’s cash provided by operations.

The discussion below includes references to “comparable stores”. We consider a store comparable after it has been open for fifteen full months without closure for more than seven consecutive days and whose square footage has not been expanded or reduced by more than 25% within the past year. If a store is closed during a fiscal quarter, it is removed from the computation of comparable store sales for that fiscal quarter.

Our fiscal year is on a 52-53 week basis and ends on the Saturday nearest to January 31. The fiscal year ended February 2, 2013 was a 53-week fiscal year, while January 28, 2012, and January 29, 2011 were both 52-week fiscal years. We refer to the extra week in fiscal 2012 as the “53rd week”.

Consolidated Results of Operations

The following table sets forth our statements of operations data for the periods indicated, reflected as a percentage of revenues:

	Fiscal Year
	2012	2011	2010
STATEMENTS OF OPERATIONS DATA:
Total revenues	100.0%	100.0%	100.0%
Cost of goods sold	68.7%	71.8%	69.9%

Gross profit	31.3%	28.2%	30.1%

Operating expenses:
Selling, general and administrative expenses	42.8%	44.4%	45.8%
Impairment of goodwill	2.5%	0.0%	4.4%
Impairment of long-lived assets	0.1%	0.3%	0.0%
Other operating income	(1.4%)	(0.7%)	(0.2%)

Total operating expenses	44.0%	44.0%	50.0%

Operating loss	(12.7%)	(15.8%)	(19.9%)

Interest expense, net	0.4%	0.3%	0.2%

Loss before income taxes	(13.1%)	(16.1%)	(20.1%)

Benefit for income taxes	(0.4%)	(1.4%)	(5.7%)

Loss from continuing operations	(12.7%)	(14.7%)	(14.4%)

Income from discontinued operations, net of income taxes	0.8%	1.6%	1.8%

Net loss	(11.9%)	(13.1%)	(12.6%)

Fiscal 2012 Compared with Fiscal 2011 (53 weeks vs. 52 weeks)

Revenues

Total Revenues

Total revenues increased 5.1% to $181.2 million in fiscal 2012 from $172.3 million in fiscal 2011. Revenue from the retail segment comprised 69.3% of total revenue for fiscal 2012 as compared to 71.5% in fiscal 2011, and revenue from the direct segment comprised 30.7% of total revenue for fiscal 2012 as compared to 28.5% for fiscal 2011. The 53rd week added incremental revenues of approximately $2.1 million.

Direct Marketing Revenues

Direct marketing revenues increased 13.2% to $55.6 million in fiscal 2012 from $49.1 million in fiscal 2011. The increase in revenue is attributable to an increase in full price selling. The 53rd week added incremental revenues of approximately $1.0 million.

Retail Store Revenues

Retail store revenues increased 1.9% to $125.6 million in fiscal 2012 from $123.2 million in fiscal 2011. The increase in revenue was driven by a comparable store sales increase of 5.2% (fiscal 2012 includes a 53rd week and therefore the fiscal 2012 comparable sales are compared to the 53-week period ended February 4, 2012 for the prior year) partially offset by a reduction in store count.

The following table sets forth select operating data in connection with the revenues of our Company:

	For Fiscal Years Ended
	2012		2011
Channel Net Sales (in thousands):
Retail	$125,595		$123,223
Direct:
Phone	2,042		3,130
Internet	53,513		45,954

	55,555		49,084

	$181,150		$172,307

Catalogs Mailed (in thousands)	20,037		19,794

Number of Stores:
Beginning of Period	113		114
Stores Opened	1	*	4	**
Stores Closed	10	*	5	**

End of Period	104		113

Total Gross Sq. Ft @ End of Period (in thousands)	399.4		434.4

*	Totals include one store that was closed and relocated to an alternative site in the same mall during the first quarter of fiscal 2012.
**	Totals include two stores that were closed, remodeled and reopened during fiscal 2011, and one store that was closed and relocated to an alternative site in the same mall during fiscal 2011.

Gross Profit

Total Gross Profit

Gross profit for fiscal 2012 was $56.7 million or 31.3% of revenues, as compared to $48.6 million, or 28.2% of revenues in fiscal 2011. The increase in gross profit percentage was principally due to increased merchandise margins and the leveraging of reduced occupancy costs partially offset by higher shipping costs.

Direct Marketing Gross Profit

Direct marketing gross profit for fiscal 2012 was $24.4 million or 43.9% of revenues, as compared to $21.8 million, or 44.4% of revenues in fiscal 2011. The decrease in gross profit percentage and in dollars was principally due to increased shipping costs, partially offset by increased merchandise margins.

Retail Store Gross Profit

Retail store gross profit for fiscal 2012 was $32.3 million or 25.7% of revenues, as compared to $26.8 million, or 21.8% of revenues in fiscal 2011. The increase in gross profit percentage and in dollars was primarily due to increased merchandise margins and the leveraging of reduced occupancy costs.

Operating Expenses

Total Selling, General and Administrative

As a percentage of total revenues, our selling, general and administrative (“SG&A”) expenses decreased to 42.8% in fiscal 2012 from 44.4% in fiscal 2011. This decrease was primarily attributable to lower selling and depreciation expenses in the retail segment. In total dollars, SG&A expenses increased 1.3% to $77.5 million in fiscal 2012 from $76.5 million in fiscal 2011.

Direct Marketing Selling, General and Administrative

As a percentage of revenues, direct marketing SG&A expenses decreased to 51.9% in fiscal 2012 from 53.4% in fiscal 2011. The decrease in direct marketing SG&A expenses as a percentage of revenues reflects the leveraging of selling and overhead expenses. In dollars, direct marketing SG&A expenses increased 9.9% to $28.8 million in fiscal 2012 from $26.2 million in fiscal 2011. The increase reflects higher selling and overhead expenses.

Retail Store Selling, General and Administrative

As a percentage of revenues, retail store SG&A expenses decreased to 38.8% in fiscal 2012 from 40.8% in fiscal 2011. In dollars, retail store SG&A expenses decreased 3.2% to $48.7 million in fiscal 2012 from $50.3 million in fiscal 2011. The decrease in retail store SG&A expenses in dollars and as a percentage of revenues reflects lower selling and depreciation expenses partially offset by increased overhead costs.

Impairment of Goodwill

As a result of our annual goodwill impairment analysis, we recognized a goodwill impairment charge related to the direct marketing reporting unit of $4.5 million in fiscal 2012 primarily as a result of the current and projected future performance of the direct marketing business.

Impairment of Long-Lived Assets

We recognized impairment of long-lived assets related to under-performing stores of $0.2 million and $0.5 million in fiscal 2012 and fiscal 2011, respectively.

Other Operating Income

Other operating income, which represents breakage income, was $2.6 million for fiscal 2012 compared to $1.2 million in fiscal 2011. The increase was due to reduced redemption rates for gift cards issued in fiscal 2010.

Loss from Operations

Total Loss from Operations

Our total loss from operations before interest expense and income taxes was $22.9 million in fiscal 2012 as compared to a loss of $27.2 million in fiscal 2011.

Loss from Direct Marketing Operations

Direct marketing loss from operations was $6.7 million in fiscal 2012 as compared to a loss of $3.6 million in fiscal 2011. The fiscal 2012 loss included the goodwill impairment charge of $4.5 million noted above.

Loss from Retail Store Operations

Our loss from retail store operations was $16.2 million in fiscal 2012, as compared to $23.7 million in fiscal 2011. This decrease was primarily attributable to increased sales and higher merchandise margins as well as decreased occupancy costs and depreciation expense.

Interest Expense, net

We recognized net interest expense of $0.7 million and $0.6 million in fiscal 2012 and fiscal 2011, respectively. Interest expense was related to costs from our credit facilities with General Electric Capital Corporation (“GE Capital”) and Wells Fargo Retail Finance II, LLC (“Wells Fargo”). Interest income was earned from cash balances in banks.

Income Tax Benefit

We recorded an income tax benefit of $0.7 million in fiscal 2012, compared with a benefit of $2.3 million in fiscal 2011. The Company recorded a tax benefit for continuing operations offsetting the impact resulting from taxes charged to discontinued operations. The Company did not recognize any additional tax benefit in fiscal 2012 for federal taxes therefore the valuation allowance increased accordingly. The fiscal 2012 effective rate is also lower due to the goodwill impairment charge which is non-deductible for tax purposes. The fiscal 2011 benefit included adjustments related to the filing of our fiscal 2010 income tax return. The effective tax rates for fiscal 2012 and 2011 were 2.9% and 8.4%, respectively.

Fiscal 2011 Compared with Fiscal 2010 (52 weeks vs. 52 weeks)

Revenues

Total Revenues

Total revenues remained flat at $172.3 million in fiscal 2011 and $172.4 million in fiscal 2010. Revenue from the retail segment comprised 71.5% of total revenue for fiscal 2011 as compared to 71.0% in fiscal 2010, and revenue from the direct segment comprised 28.5% of total revenue for fiscal 2011 as compared to 29.0% for fiscal 2010.

Direct Marketing Revenues

Direct marketing revenues decreased 1.8% to $49.1 million in fiscal 2011 from $50.0 million in fiscal 2010. The decrease in revenue is attributable to a decrease in clearance and full price selling.

Retail Store Revenues

Retail store revenues increased 0.6% to $123.2 million in fiscal 2011 from $122.4 million in fiscal 2010. The increase in revenue was driven by the full year impact of seven stores (net of relocations and remodels) opened in fiscal 2010, and a comparable store sales increase of 0.1%.

Gross Profit

Total Gross Profit

Gross profit for fiscal 2011 was $48.6 million or 28.2% of revenues, as compared to $51.9 million, or 30.1% of revenues in fiscal 2010. The decline in gross profit percentage was principally due to reduced merchandise margins related to markdowns and the deleveraging of increased occupancy costs.

Direct Marketing Gross Profit

Direct marketing gross profit for fiscal 2011 was $21.8 million or 44.4% of revenues, as compared to $22.7 million, or 45.4% of revenues in fiscal 2010. The decrease in gross profit percentage and in dollars was principally due to increased shipping costs.

Retail Store Gross Profit

Retail store gross profit for fiscal 2011 was $26.8 million or 21.8% of revenues, as compared to $29.2 million, or 23.8% of revenues in fiscal 2010. The decrease in gross profit percentage and in dollars was primarily due to reduced merchandise margins related to markdowns.

Operating Expenses

Total Selling, General and Administrative

As a percentage of total revenues, our SG&A expenses decreased to 44.4% in fiscal 2011 from 45.8% in fiscal 2010. This decrease was primarily attributable to the leveraging of reduced overhead expenses. In total dollars, SG&A expenses decreased 3.1% to $76.5 million in fiscal 2011 from $79.0 million in fiscal 2010.

Direct Marketing Selling, General and Administrative

As a percentage of revenues, direct marketing SG&A expenses decreased to 53.4% in fiscal 2011 from 53.5% in fiscal 2010. The decrease in direct marketing SG&A expenses as a percentage of revenues reflects the deleveraging of selling expenses on lower sales, partially offset by lower overhead and depreciation expenses. In dollars, direct marketing SG&A expenses decreased 2.1% to $26.2 million in fiscal 2011 from $26.8 million in fiscal 2010. The decrease reflects lower overhead and depreciation expenses.

Retail Store Selling, General and Administrative

As a percentage of revenues, retail store SG&A expenses decreased to 40.8% in fiscal 2011 from 42.6% in fiscal 2010. In dollars, retail store SG&A expenses decreased 3.6% to $50.3 million in fiscal 2011 from $52.2 million in fiscal 2010. The decrease in retail store SG&A expenses in dollars and as a percentage of revenues reflects lower selling and overhead costs.

Impairment of Long-Lived Assets and Goodwill

Impairment of long-lived assets and goodwill was $0.5 million in fiscal 2011 compared to $7.6 million in fiscal 2010. In fiscal 2011, we recognized an impairment of long-lived assets related to under-performing stores of $0.5 million, and in fiscal 2010, we recognized a goodwill impairment charge related to the direct marketing segment of $7.6 million.

Other Operating Income

Other operating income, which represents breakage income, was $1.2 million for fiscal 2011 compared to $0.4 million in fiscal 2010.

Loss from Operations

Total Loss from Operations

Our total loss from operations before interest expense and income taxes was $27.2 million in fiscal 2011 as compared to a loss of $34.3 million in fiscal 2010.

Loss from Direct Marketing Operations

Direct marketing loss from operations was $3.6 million in fiscal 2011 as compared to a loss of $11.5 million in fiscal 2010. The fiscal 2010 loss included the goodwill impairment charge of $7.6 million noted above.

Loss from Retail Store Operations

Our loss from retail store operations was $23.7 million in fiscal 2011, as compared to $22.8 million in fiscal 2010. This increase was primarily attributable to lower merchandise margins, increased occupancy costs, and the impairment of long-lived assets related to under-performing stores noted above.

Interest Expense, net

We recognized net interest expense of $0.6 million and $0.4 million in fiscal 2011 and fiscal 2010, respectively. Interest expense was related to costs from our credit facilities with GE Capital and Wells Fargo. Interest income was earned from cash balances in money market accounts.

Income Tax Benefit

We recorded an income tax benefit of $2.3 million in fiscal 2011, compared with a benefit of $9.9 million in fiscal 2010. The fiscal 2011 benefit included adjustments related to the filing of our fiscal 2010 income tax return and the offsetting impact resulting from taxes charged to discontinued operations. The Company did not recognize any additional tax benefit in fiscal 2011 for federal taxes therefore the valuation allowance increased accordingly. The fiscal 2010 effective rate is lower primarily due to the goodwill impairment charge which is non-deductible for tax purposes and the offsetting impact resulting from tax charged to discontinued operations. The effective tax rates for fiscal 2011 and 2010 were 8.4% and 28.5%, respectively.

Liquidity and Capital Resources

Our capital requirements include maintenance and remodeling expenditures for existing stores, information technology, distribution and other infrastructure related investments, and construction, fixture and inventory costs related to the opening of any new retail stores. Future capital requirements will depend on many factors, including, but not limited to, additional investments in infrastructure and technology, the pace of new store openings, the availability of suitable locations for new stores, the size of the specific stores we open and the nature of arrangements negotiated with landlords. In that regard, our net investment to open new stores is likely to vary significantly in the future.

On May 26, 2011, the Company and certain of its wholly-owned subsidiaries entered into a credit agreement (the “Credit Agreement”) with General Electric Capital Corporation (“GE Capital”), as a lender and as agent for the financial institutions from time to time party to the Credit Agreement (together with GE Capital in its capacity as a lender, the “Lenders”), which replaced the Company’s previous letter of credit agreement, as amended, with Wells Fargo Retail Finance II, LLC (“Wells Fargo”) (the “Wells Fargo Agreement”). The Credit Agreement provides for a total aggregate commitment of the Lenders of $25 million, including a $15 million sublimit for the issuance of letters of credit and a swingline loan facility of $5 million. Under the Credit Agreement, the Company has the right to request, subject to the agreement of the Lenders, that the Lenders increase their revolving commitments up to an additional $25 million. The Credit Agreement has a term of five years and matures on May 26, 2016. The obligations of the borrowers under the Credit Agreement are secured by substantially all property and assets of the Company and certain of its subsidiaries.

As of February 2, 2013, availability under the Credit Facility was $5.1 million, net of outstanding letters of credit of $11.9 million.

The Credit Agreement calls for the payment by the Company of a fee of 0.375% per annum on the average unused portion of the Credit Agreement, a letter of credit fee calculated using a per annum rate equal to the Applicable Margin with respect to letters of credit (as defined in the Credit Agreement) multiplied by the average outstanding face amount of letters of credit issued under the Credit Agreement, as well as other customary fees and expenses. Interest accrues on the outstanding principal amount of the revolving credit loans at an annual rate equal to LIBOR (as defined in the Credit Agreement) or the Base Rate (as defined in the Credit Agreement), plus an applicable margin which is subject to periodic adjustment based on average excess availability under the Credit Agreement. Interest on each swingline loan is calculated using the Base Rate. The Credit Agreement does not contain any financial covenants with which the Company or any of its subsidiaries or affiliates has to comply during the term of the Credit Agreement.

The Credit Agreement contains customary representations and warranties, as well as customary covenants that, among other things, restricts the ability of the Company and its subsidiaries to incur liens, consolidate or merge with other entities, incur certain additional indebtedness and guaranty obligations, pay dividends or make certain other restricted payments. The Credit Agreement also contains customary events of default, including payment defaults, breaches of representations and warranties and covenants, cross defaults to other material indebtedness, and bankruptcy and insolvency matters.

The Wells Fargo Agreement, which was terminated on May 26, 2011, provided for a maximum aggregate face amount of letters of credit that may be issued, to be the lesser of (a) $10 million or (b) an amount equal to a specified percentage of cash collateral held by Wells Fargo. The cash collateral was required in an amount equal to 105% of the face amount of outstanding letters of credit issued. None of the other assets or properties of the Company, or any of its subsidiaries or affiliates, were pledged as collateral for these obligations.

A significant portion of our vendor base is factored, which means our vendors have sold their accounts receivable to specialty lenders known as factors. Approximately 70% of our merchandise payments are made to factors. The credit extended by these factors is enhanced by standby letters of credit that we provide as collateral for our obligations to our vendors, which directly reduce the amount available to us under our Credit Agreement.

We expect our current cash balance, cash flow from operations and availability under our Credit Agreement will be sufficient to meet our cash requirements for operations and planned capital expenditures at least through the end of our current fiscal year. However, if cash balances, cash flow from operations and availability under our Credit Agreement are not sufficient to meet our capital requirements, then we may be required to obtain additional equity or debt financing in the future. Such equity or debt financing may not be available to us when we need it or, if available, may not be on terms that will be satisfactory to us or may be dilutive to our stockholders. If financing is not available when required or is not available on acceptable terms, we may be unable to take advantage of business opportunities or respond to competitive pressures, and may not be able to operate our business as planned which could lead to a reduction in capital expenditures. Any of these events could have a material and adverse effect on our business, results of operations and financial condition.

Net cash used in operating activities of continuing operations was $9.2 million for fiscal 2012 compared to net cash provided by operating activities of continuing operations of $3.6 million in fiscal 2011 and net cash used in operating activities of continuing operations of $12.1 million in fiscal 2010. Cash used in operating activities of continuing operations in fiscal 2012 was mainly due to the funding of the net operating loss. Cash provided by operating activities of continuing operations in fiscal 2011 was due to the receipt of an income tax refund, receipt of restricted cash which previously supported our outstanding letters of credit under the Wells Fargo Agreement and the timing of vendor payments, offset by the funding of the net operating loss. Cash used in operating activities of continuing operations in fiscal 2010 was primarily due to the funding of the net operating loss and the timing of vendor payments.

Net cash used in investing activities of continuing operations was $3.9 million in fiscal 2012, $4.0 million in fiscal 2011, and $5.8 million in fiscal 2010. The $3.9 million used in fiscal 2012 was due primarily to capital expenditures associated with investments in technology, the construction of a new retail store, and store refurbishing projects. The $4.0 million used in fiscal 2011 was due primarily to capital expenditures associated with the construction of our new retail stores, store refurbishing projects and investments in technology. The $5.8 million used in fiscal 2010 was due primarily to capital expenditures associated with the construction of new retail stores.

Net cash provided by financing activities of continuing operations was $-0- in fiscal 2012 compared to net cash used in financing activities of continuing operations of $0.9 million in fiscal 2011 and net cash provided by financing activities of continuing operations of $12,000 in 2010. Cash used in financing activities of continuing operations in fiscal 2011 related to costs incurred to obtain the Credit Agreement. Cash provided by financing activities of continuing operations in fiscal 2010 related to proceeds received from the exercise of employee stock options.

Contractual Obligations

The following table presents our significant contractual obligations as of February 2, 2013:

			Payments Due By Period
Contractual Obligations (in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating Lease Obligations (1)	$83,324	$15,948	$32,047	$22,382	$12,947
Purchase Obligations (2)	21,541	21,541	—	—	—
Future Severance-Related Payments (3)	1,049	1,049	—	—	—

Total	$105,914	$38,538	$32,047	$22,382	$12,947

(1)	Our operating lease obligations are related to dELiA*s retail stores and our corporate headquarters.
(2)	Our purchase obligations are primarily related to inventory commitments and service agreements.
(3)	Our future severance-related payments primarily consist of severance agreements with existing employees.

We have long-term noncancelable operating lease commitments for retail stores and office space.

Critical Accounting Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses, among other things, our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Our significant accounting policies are more fully described in Note 3 to our consolidated financial statements. We believe, however, the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Direct marketing revenues are recognized at the time of shipment to customers. These revenues are net of any promotional price discounts and an allowance for sales returns. The allowance for sales returns is estimated based upon our direct marketing return policy, historical experience and evaluation of current sales and returns trends. Direct marketing revenues also include shipping and handling billed to customers.

Retail store revenues are recognized at the point of sale, net of any promotional price discounts and an allowance for sales returns. The allowance for sales returns is estimated based upon our retail return policy, historical experience and evaluation of current sales and returns trends.

The Company’s policy with respect to gift certificates and gift cards is to record revenue as they are redeemed for merchandise. Prior to their redemption, these gift certificates and gift cards are recorded as a liability. The liability remains on the Company’s books until the earlier of redemption (recognized as revenue) or when the Company determines the likelihood of redemption is remote (recognized as other operating income). The Company determines the probability of the gift card being redeemed to be remote based on historical redemption patterns. For those gift cards that we determine redemption to be remote, we reverse our liability and record breakage income. The Company recorded $2.6 million, $1.2 million and $0.4 million of breakage income in fiscal 2012, fiscal 2011 and fiscal 2010, respectively.

While the Company will continue to honor all gift certificates and gift cards presented for payment, management reviews unclaimed property laws to determine gift certificate and gift card balances required for escheatment to the appropriate government agency.

Catalog Costs

Catalog costs consist of catalog production and mailing costs. These costs are capitalized and expensed over the expected future revenue stream, which is customarily two to four months from the date the catalogs are mailed.

An estimate of the future sales dollars to be generated from each individual catalog mailing serves as the foundation for our catalog costs policy. The estimate of future sales is calculated for each mailing using historical trends for catalogs mailed in similar prior periods as well as the overall current sales trend for each individual direct marketing brand. This estimate is compared with the actual sales generated-to-date for the catalog mailing to determine the percentage of total catalog costs to be capitalized as prepaid expenses on our consolidated balance sheets. Deferred catalog costs as of February 2, 2013 and January 28, 2012 were approximately $1.0 million and $1.1 million, respectively.

Catalog costs expensed for fiscal 2012, 2011, and 2010 were approximately $12.2 million, $11.4 million, and $11.9 million, respectively, and are included within selling, general and administrative expenses in the accompanying consolidated statements of operations.

Inventories

Inventories, which consist of finished goods, including certain expenses capitalized, are stated at the lower of cost (first-in, first-out method) or market value. Inventories may include items that have been written down to our best estimate of their net realizable value. Our decisions to write-down and establish valuation allowances against our merchandise inventories are based on our current rate of sale, the age of the inventory and other factors. Actual final sales prices to customers may be higher or lower than our estimated sales prices and could result in a fluctuation in gross profit in subsequent periods.

Goodwill and Other Indefinite-Lived Intangible Assets

The Company follows the provisions of Accounting Standards Codification (“ASC”) 350-10, Intangibles-Goodwill and Other, which requires testing for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual impairment test as of the end of its fiscal year unless indicators arise during the year.

Determining the fair value of our direct marketing reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of that reporting unit (including unrecognized intangible assets) under the second step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. Similarly, estimates and assumptions are used in determining the fair value of our indefinite-lived intangible assets, primarily trademarks. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge.

We perform valuation analyses and consider other market information that is publicly available. Estimates of fair value are primarily determined using discounted cash flows and market comparisons. These approaches use significant estimates and assumptions including projected future cash flows (including timing), discount rates reflecting the risk inherent in future cash flows, revenue growth rates, projected long-term growth rates, royalty rates, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables.

Considerable management judgment is necessary to estimate the fair value of our direct marketing reporting unit and indefinite-lived intangible assets which may be impacted by future actions taken by us or our competitors and the economic environment in which we operate. These estimates affect the balance of goodwill as well as intangible assets on our consolidated balance sheets and operating expenses on our consolidated statements of operations.

As a result of our annual goodwill impairment analysis, we recognized a goodwill impairment charge related to the direct marketing reporting unit of $4.5 million in fiscal 2012 primarily as a result of the current and projected future performance of the direct marketing business. There was no goodwill impairment charge in fiscal 2011 and a $7.6 million charge in fiscal 2010. See Note 5 for discussion on the fiscal 2012 and fiscal 2010 goodwill impairment charges with respect to our direct marketing segment.

Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant, and Equipment, the Company’s management evaluates the value of leasehold improvements and store fixtures associated with retail stores, which have been open for a period of time sufficient to reach maturity. The Company evaluates long-lived assets for impairment at the individual store level, which is the lowest level at which individual cash flows can be identified. Impairment losses are recorded on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of the assets. When events such as these occur, the impaired assets are adjusted to their estimated fair value and an impairment loss is recorded separately as a component of operating income under impairment of long-lived assets.

We measure fair value by discounting estimated future cash flows using an appropriate discount rate. Considerable judgment by us is necessary to estimate the fair value of the assets and accordingly, actual results could vary significantly from such estimates. Our most significant estimates and judgments relating to the long-lived asset impairments include the timing and amount of projected future cash flows and the discount rate selected to measure the risks inherent in future cash flows.

We recorded impairment charges of approximately $0.2 million and $0.5 million for fiscal 2012 and fiscal 2011, respectively, related to under-performing stores. There were no impairment charges recorded for fiscal 2010.

Income taxes

Income taxes are calculated in accordance with ASC 740-10, Income Taxes, which require the use of the asset and liability method. Deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using current enacted tax rates in effect in the years in which those temporary differences are expected to reverse. Inherent in the measurement of deferred balances are certain judgments and interpretations of enacted tax law and published guidance with respect to applicability to the Company’s operations. The effective tax rate utilized by the Company reflects management’s judgment of the expected tax liabilities within the various taxing jurisdictions.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carryback potential, and tax planning strategies in making these assessments.

The Company adopted amendments to ASC 740-10 which clarified the accounting for uncertainty in income taxes recognized in the financial statements. These amendments prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by the taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate audit settlement.

The Company recognizes interest accrued for increases in the net liability for unrecognized income tax benefits in interest expense and any related penalties in income tax expense.

The Company’s U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal statute of limitations remains open for the fiscal years 2008, 2009, 2010 and 2011. State income tax returns are generally subject to examination for a period of 3 to 5 years after filing of the respective returns. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states.

Recently Adopted Standard

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. ASU 2011-08 applies to all companies that have goodwill reported in their financial statements. The provisions of ASU 2011-08 were effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company adopted this guidance in the first quarter of fiscal 2012 with no impact on its consolidated financial statements.

Recently Issued Standards

In July 2012, the FASB issued guidance that will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test for indefinite-lived intangible assets. If entities determine, based on qualitative factors, the fair value of the asset is more likely than not less than the carrying value, the two-step impairment test would be required. This guidance is effective for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company will adopt this guidance for the fiscal year beginning February 3, 2013 and does not expect the adoption will have a material impact on its consolidated financial statements.

Off-Balance Sheet Arrangements

We enter into letters of credit issued under the Credit Agreement to facilitate the purchase of merchandise.

dELiA*s Brand, LLC, one of our subsidiaries, entered into a license agreement in 2003 with JLP Daisy that grants JLP Daisy exclusive rights (except for our rights) to use the dELiA*s trademarks and copyrightable artwork to advertise, promote and market the licensed products, and to sublicense to permitted sublicensees the right to use the trademarks and artwork in connection with the manufacture, sale and distribution of the licensed products to approved wholesale customers. See Note 12 to the consolidated financial statements for further discussion of this license agreement.

We do not maintain any other off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Guarantees

We have no significant financial guarantees.

Inflation

In general, our costs, some of which include postage, paper, cotton, freight and energy costs, are affected by inflation and we may experience the effects of inflation in future periods. We believe, however, that such effects have not been material to us during the past year.

Revised Financial Statements and Supplementary Data

dELiA*s, Inc. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

dELiA*s, Inc.

New York, New York

We have audited the accompanying consolidated balance sheets of dELiA*s, Inc. (the “Company”) as of February 2, 2013 and January 28, 2012 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended February 2, 2013. In connection with our audits of the financial statements, we have also audited the financial statement schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of dELiA*s, Inc. at February 2, 2013 and January 28, 2012, and the results of its operations and its cash flows for each of the three years in the period ended February 2, 2013, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP

New York, NY

April 23, 2013, except for Note 2, as to which the date is September     , 2013

dELiA*s, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	February 2, 2013	January 28, 2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$16,812	$28,426
Inventories, net	24,840	24,725
Prepaid catalog costs	1,012	1,096
Other current assets	4,882	3,160
Assets held for sale	6,809	7,623

TOTAL CURRENT ASSETS	54,355	65,030

PROPERTY AND EQUIPMENT, NET	36,107	42,588
GOODWILL	—	4,462
INTANGIBLE ASSETS, NET	2,419	2,419
OTHER ASSETS	921	837
ASSETS HELD FOR SALE	690	—

TOTAL ASSETS	$94,492	$115,336

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$26,782	$20,286
Accrued expenses and other current liabilities	11,168	15,466
Income taxes payable	623	736
Liabilities held for sale	5,166	5,194

TOTAL CURRENT LIABILITIES	43,739	41,682
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES	9,500	11,545

TOTAL LIABILITIES	53,239	53,227

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred Stock, $.001 par value; 25,000,000 shares authorized, none issued	—	—
Common Stock, $.001 par value; 100,000,000 shares authorized; 31,939,615 and 31,726,645 shares issued and outstanding, respectively	32	32
Additional paid-in capital	99,942	99,244
Accumulated deficit	(58,721)	(37,167)

TOTAL STOCKHOLDERS’ EQUITY	41,253	62,109

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$94,492	$115,336

See accompanying notes to consolidated financial statements

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	For the Fiscal Year Ended
	February 2, 2013	January 28, 2012	January 29, 2011

NET REVENUES	$181,150	$172,307	$172,428

Cost of goods sold	124,439	123,715	120,557

GROSS PROFIT	56,711	48,592	51,871

Selling, general and administrative expenses	77,518	76,517	78,962
Impairment of goodwill	4,462	—	7,611
Impairment of long-lived assets	181	495	—
Other operating income	(2,581)	(1,200)	(416)

TOTAL OPERATING EXPENSES	79,580	75,812	86,157

OPERATING LOSS	(22,869)	(27,220)	(34,286)
Interest expense, net	726	577	353

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(23,595)	(27,797)	(34,639)
Benefit for income taxes	(681)	(2,337)	(9,862)

LOSS FROM CONTINUING OPERATIONS	(22,914)	(25,460)	(24,777)
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	1,360	2,790	3,134

NET LOSS	$(21,554)	$(22,670)	$(21,643)

BASIC AND DILUTED LOSS PER SHARE:
LOSS FROM CONTINUING OPERATIONS	$(0.73)	$(0.82)	$(0.80)
INCOME FROM DISCONTINUED OPERATIONS	$0.04	$0.09	$0.10

NET LOSS PER SHARE	$(0.69)	$(0.73)	$(0.70)

WEIGHTED AVERAGE BASIC & DILUTED COMMON SHARES OUTSTANDING	31,350,931	31,217,185	31,111,878

See accompanying notes to consolidated financial statements

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Common stock		Additional paid-in capital	Retained earnings (Accumulated deficit)	Total
	Shares	Value

Balance January 30, 2010	31,309,216	$31	$98,636	$7,146	$105,813

Issuance of restricted stock	114,940	0	(0)	—	—
Shares issued pursuant to exercise of stock options	8,375	0	12	—	12
Stock-based compensation	—	—	827	—	827
Adjustment to reflect a deferred tax liability for indefinite-lived intangible asset	—	—	(965)	—	(965)
Net loss	—	—	—	(21,643)	(21,643)

Balance January 29, 2011	31,432,531	31	98,510	(14,497)	84,044

Issuance of restricted stock	294,114	0	(0)	—	—
Stock-based compensation	—	—	734	—	734
Net loss	—	—	—	(22,670)	(22,670)

Balance January 28, 2012	31,726,645	32	99,244	(37,167)	62,109

Issuance of restricted stock, net of cancellations	212,970	0	(0)	—	—
Stock-based compensation	—	—	698	—	698
Net loss	—	—	—	(21,554)	(21,554)

Balance February 2, 2013	31,939,615	$32	$99,942	$(58,721)	$41,253

See accompanying notes to consolidated financial statements

dELiA*s Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Fiscal Year Ended
	February 2, 2013	January 28, 2012	January 29, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,554)	$(22,670)	$(21,643)
Income from discontinued operations, net of tax	1,360	2,790	3,134

Loss from continuing operations	(22,914)	(25,460)	(24,777)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	8,908	11,446	10,669
Amortization of deferred financing fees	180	140	—
Accelerated depreciation on early lease terminations	694	—	—
Impairment of goodwill	4,462	—	7,611
Impairment of long-lived assets	181	495	—
Deferred income taxes	—	—	1,138
Stock-based compensation	675	710	802

Changes in operating assets and liabilities:
Inventories	(115)	321	854
Prepaid catalog costs and other assets	(1,902)	9,005	840
Restricted cash	—	8,268	(728)
Income taxes payable	(113)	(6)	9
Accounts payable, accrued expenses and other liabilities	701	(1,352)	(8,527)

Total adjustments	13,671	29,027	12,668

Net cash (used in) provided by operating activities of continuing operations	(9,243)	3,567	(12,109)
Net cash provided by operating activities of discontinued operations	2,170	1,719	4,344

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(7,073)	5,286	(7,765)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,851)	(4,015)	(5,819)

Net cash used in investing activities of continuing operations	(3,851)	(4,015)	(5,819)
Net cash used in investing activities of discontinued operations	(690)	—	—

NET CASH USED IN INVESTING ACTIVITIES	(4,541)	(4,015)	(5,819)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of employee stock options	—	—	12
Payments for deferred financing costs	—	(919)	—

Net cash (used in) provided by financing activities of continuing operations	—	(919)	12

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	—	(919)	12

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11,614)	352	(13,572)
CASH AND CASH EQUIVALENTS, beginning of period	28,426	28,074	41,646

CASH AND CASH EQUIVALENTS, end of period	$16,812	$28,426	$28,074

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Cash paid during the period for interest	$577	$1,273	$183

Cash paid during the period for taxes	$168	$174	$191

Capital expenditures incurred not yet paid	$305	$928	$402

See accompanying notes to consolidated financial statements

dELiA*s, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In these Notes to Consolidated Financial Statements, when we refer to “Alloy, Inc.” we are referring to Alloy, Inc., our former parent corporation, and when we refer to “Alloy” we are referring to the Alloy-branded direct marketing and merchandising business that we formerly operated. Similarly, when we refer to “dELiA*s” we are referring to the dELiA*s-branded direct marketing, merchandising and retail store business that we operate, when we refer to “dELiA*s, Inc.”, the “Company”, “we”, “us”, or “our”, we are referring to dELiA*s, Inc. and its subsidiaries. When we refer to “the Spinoff”, we are referring to the December 19, 2005 spinoff of the outstanding common shares of dELiA*s, Inc. to the Alloy, Inc. shareholders.

1. Business and Basis of Presentation

Business

We are a multi-channel retail company primarily marketing to teenage girls. We generate revenue by selling to consumers through the integration of e-commerce websites, direct mail catalogs and our mall-based retail stores. Through our e-commerce webpages and catalogs, we sell primarily our own proprietary brand products and some name brand products, directly to consumers, including apparel, accessories and footwear. Our mall-based retail stores derive revenue primarily from the sale of apparel and accessories.

Fiscal Year

The Company’s fiscal year ends on the Saturday closest to January 31st, typically resulting in a fifty-two week year, but occasionally giving rise to an additional week, resulting in a fifty-three week year. We refer to the 53-week year ended February 2, 2013 as “fiscal 2012”, and to the 52-week fiscal year ended January 28, 2012 as “fiscal 2011”, and to the 52-week fiscal year ended January 29, 2011 as “fiscal 2010”.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform with current year presentation. The effect of these reclassifications is not material.

Basis of Presentation

The accompanying consolidated financial statements include the historical financial statements of and transactions applicable to the Company and reflect its assets, liabilities, results of operations and cash flows.

2. Discontinued Operations and Assets Held for Sale

On June 4, 2013, Alloy Merchandise, LLC, a wholly-owned subsidiary of the Company (“Alloy Merchandising”), and the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with HRSH Acquisitions LLC d/b/a Alloy Apparel and Accessories (“Buyer”) and concurrently closed the transaction under the Asset Purchase Agreement. Subject to the terms and conditions of the Asset Purchase Agreement, Alloy Merchandising sold certain assets and transferred certain related liabilities related to its Alloy business to Buyer, and Buyer purchased such assets and assumed certain related liabilities. Upon closing of the transaction, the Company received $3.7 million in cash proceeds, subject to adjustment as provided in the Asset Purchase Agreement, and the Buyer assumed $3.3 million in liabilities. The final purchase price was approximately $3.4 million. The loss on sale from this transaction was immaterial. The Company also agreed to provide certain transition services to Buyer, for up to one year, at specified rates following the consummation of the transaction. The financial impact of the transitional services is not expected to be material.

Accordingly, the results of the Company’s former Alloy business have been reported as discontinued operations for all periods presented. In discontinued operations, the Company has reversed its allocation of shared services to the Alloy business and has charged discontinued operations with the administrative and distribution expenses that were attributable to Alloy.

Income from discontinued operations, net of taxes, was $1.4 million, $2.8 million and $3.1 million for fiscal 2012, fiscal 2011 and fiscal 2010, respectively.

Discontinued operations were comprised of (in thousands):

	Fiscal 2012	Fiscal 2011	Fiscal 2010

Net revenues	$41,549	$44,845	$48,269
Cost of goods sold	25,107	25,101	26,685

Gross profit	16,442	19,744	21,584

Selling, general and administrative expenses	15,915	16,223	16,784
Other operating income	(1,588)	(757)	(59)

Total expenses	14,327	15,466	16,725

Operating income	2,115	4,278	4,859
Provision for income taxes	755	1,488	1,725

Income from discontinued operations, net of income taxes	$1,360	$2,790	$3,134

Assets and liabilities of discontinued operations held for sale included the following (in thousands):

	Fiscal 2012	Fiscal 2011

Inventories, net	$5,704	$6,212
Prepaid catalog costs	690	1,016
Other current assets	415	395

Total current assets	6,809	7,623

Property and equipment, net	690	—

Total assets	$7,499	$7,623

Accounts payable	$4,236	$3,913
Accrued expenses	560	802
Customer liabilities	370	479

Total liabilities	$5,166	$5,194

3. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of dELiA*s, Inc. and our wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Concentration of Risk

We collect payment for all merchandise, and perform credit card authorizations and check verifications for all customers prior to shipment or delivery. Our cash equivalents include amounts derived from credit card purchases from customers and are typically settled within two to four days. Due to the diversified nature of our client base, we do not believe that we are exposed to a concentration of credit risk.

Fair Value of Financial Instruments

We follow the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurement Disclosures” (“ASC 820”) as it relates to financial and nonfinancial assets and liabilities. We currently have no financial assets or liabilities that are measured at fair value. Our non-financial assets, which include property and equipment, intangibles and goodwill are not required to be measured at fair value on a recurring basis. However, if certain triggering events occur, or if an annual impairment test is required and we are required to evaluate the non-financial asset for impairment, a resulting asset impairment would require that the non-financial asset be recorded at the fair value. ASC 820 prioritizes inputs used in measuring fair value into a hierarchy of three levels: Level 1—quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2—inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and Level 3—unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of our financial instruments, including cash and cash equivalents, receivables and payables approximated fair value due to the short maturity of these financial instruments.

Self Insurance

The Company uses a combination of insurance and self-insurance for certain losses related to its employee medical plan. Costs for self-insurance claims filed, as well as claims incurred but not reported, are accrued based on management’s estimates, using information received from plan administrators, historical analysis and other relevant data. Management believes that it has adequately reserved for its self-insurance liability, which is capped through the use of stop loss contracts with insurance companies. However, any significant variation from historical trends in claims incurred but not paid could cause actual expense to differ from the accrued liability.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and credit card receivables. Credit card receivable balances included in cash and cash equivalents as of February 2, 2013 and January 28, 2012 were approximately $1.4 million and $1.6 million, respectively.

Inventories

Inventories, which consist of finished goods, including certain expenses capitalized, are stated at the lower of cost (first-in, first out method) or market value. Inventories may include items that have been written down to our best estimate of their net realizable value. Our decisions to write-down and establish valuation allowances against our merchandise inventories are based on our current rate of sale, the age of the inventory and other factors. Actual final sales prices to customers may be higher or lower than our estimated sales prices and could result in a fluctuation in gross profit in subsequent periods.

Prepaid Catalog Costs

Catalog costs consist of catalog production and mailing costs. These costs are capitalized and expensed over the expected future revenue stream, which is customarily two to four months from the date the catalogs are mailed. Deferred catalog costs as of February 2, 2013 and January 28, 2012 were approximately $1.0 million and $1.1 million, respectively. Catalog costs expensed for fiscal 2012, fiscal 2011 and fiscal 2010 were approximately $12.2 million, $11.4 million, and $11.9 million, respectively, and are included within selling, general and administrative expenses in the accompanying consolidated statements of operations.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Amortization of leasehold improvements is computed on the straight-line method over the lesser of an asset’s estimated useful life or the life of the related store’s lease (generally 7-10 years). Depreciation on furniture, fixtures and equipment is computed on the straight-line method over the lives noted below. Maintenance and repairs are expensed as incurred.

The following estimated useful lives are used to determine depreciation or amortization:

Construction in progress	N/A
Leasehold improvements	Life of the lease*
Computer software and equipment	3 to 5 Years
Machinery and equipment	3 to 10 Years
Office furniture and store fixtures	5 to 10 Years
Building	39 Years
Land	N/A

*	defined as the lesser of an asset’s estimated life or the life of the related lease

Costs of Computer Software Developed or Obtained for Internal Use

As required by ASC 350-40, Internal-Use Software, the Company capitalizes costs related to internally developed software. Only costs incurred during the development stages, including design, coding, installation and testing are capitalized. These capitalized costs primarily represent internal labor costs for employees directly associated with the software development. Upgrades or modifications that result in additional functionality are capitalized.

Goodwill and Other Indefinite-Lived Intangible Assets

The Company follows the provisions of ASC 350-10, Intangibles-Goodwill and Other, which requires testing for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual impairment test as of the end of its fiscal year unless indicators arise during the year.

Determining the fair value of our direct marketing reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of that reporting unit (including unrecognized intangible assets) under the second step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. Similarly, estimates and assumptions are used in determining the fair value of our indefinite-lived intangible assets, primarily trademarks. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge.

We perform valuation analyses and consider other market information that is publicly available. Estimates of fair value are primarily determined using discounted cash flows, market comparisons as well as a cost approach. These approaches use significant estimates and assumptions including projected future cash flows (including timing), discount rates reflecting the risk inherent in future cash flows, revenue growth rates, projected long-term growth rates, royalty rates, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables.

Considerable management judgment is necessary to estimate the fair value of our direct marketing reporting unit and indefinite-lived intangible assets which may be impacted by future actions taken by us or our competitors and the economic environment in which we operate. These estimates affect the balance of goodwill as well as intangible assets on our consolidated balance sheets and operating expenses on our consolidated statements of operations.

As a result of our annual goodwill impairment analysis as of February 2, 2013, we recognized a goodwill impairment charge related to the direct marketing reporting unit of $4.5 million in fiscal 2012 primarily as a result of the current and projected future performance of the direct marketing business. See Note 5 for discussion on the fiscal 2012 and fiscal 2010 $7.6 million goodwill impairment charges with respect to our direct marketing segment.

Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant, and Equipment, the Company’s management evaluates the value of leasehold improvements and store fixtures associated with retail stores, which have been open for a period of time sufficient to reach maturity. The Company evaluates long-lived assets for impairment at the individual store level, which is the lowest level at which individual cash flows can be identified. Impairment losses are recorded on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of the assets. When events such as these occur, the impaired assets are adjusted to their estimated fair value and an impairment loss is recorded separately as a component of operating income under impairment of long-lived assets.

We measure fair value by discounting estimated future cash flows using an appropriate discount rate. Considerable judgment by us is necessary to estimate the fair value of the assets and accordingly, actual results could vary significantly from such estimates. Our most significant estimates and judgments relating to the long-lived asset impairments include the timing and amount of projected future cash flows and the discount rate selected to measure the risks inherent in future cash flows.

We recorded impairment charges of approximately $0.2 million and $0.5 million for fiscal 2012 and fiscal 2011, respectively, related to under-performing stores (see Note 4). There were no impairment charges related to long-lived assets recorded for fiscal 2010.

Sales and Use Tax

In accordance with ASC 605-40, Revenue Recognition, the Company records sales tax charged on merchandise sales on a net basis (excluded from revenue).

Revenue Recognition

Direct marketing revenues are recognized at the time of shipment to customers. These revenues are net of any promotional price discounts and an allowance for sales returns. The allowance for sales returns is estimated based upon our direct marketing return policy, historical experience and evaluation of current sales and returns trends. Direct marketing revenues also include shipping and handling billed to customers.

Retail store revenues are recognized at the point of sale, net of any promotional price discounts and an allowance for sales returns. The allowance for sales returns is estimated based upon our retail return policy, historical experience and evaluation of current sales and returns trends.

We recognize other revenues that consist primarily of advertising provided for third parties in our catalogs, on our e-commerce webpages, in our outbound packages, and in our retail stores pursuant to specific pricing arrangements with Alloy, Inc. Alloy, Inc. arranges these advertising services on our behalf pursuant to a media services agreement entered into in connection with the Spinoff which was amended and restated effective December 2010 (see Note 12 to our financial statements). We believe that the terms and conditions of this relationship are similar to those that we could obtain in the marketplace. We also recognize revenue from the sale of offline magazine subscriptions to our telephone direct marketing customers at the time of purchase. The revenue from third-party advertising and offline magazine subscription sales was approximately $0.2 million, $0.3 million, and $0.2 million for fiscal 2012, fiscal 2011 and fiscal 2010, respectively.

The Company’s policy with respect to gift certificates and gift cards is to record revenue as they are redeemed for merchandise. Prior to their redemption, these gift certificates and gift cards are recorded as a liability. The liability remains on the Company’s books until the earlier of redemption (recognized as revenue) or when the Company determines the likelihood of redemption is remote (recognized as other operating income). The Company determines the probability of the gift card being redeemed to be remote based on historical redemption patterns. For those gift cards that the Company determines redemption to be remote, we reverse our liability and record breakage income. The Company recorded approximately $2.6 million, $1.2 million and $0.4 million of breakage income in fiscal 2012, fiscal 2011 and fiscal 2010, respectively, which is recorded in other operating income in the consolidated financial statements.

While the Company will continue to honor all gift certificates and gift cards presented for payment, management reviews unclaimed property laws to determine gift certificate and gift card balances required for escheatment to the appropriate government agency.

Cost of Goods Sold

Cost of goods sold consists of the cost of merchandise sold to customers, inbound freight costs, shipping and handling costs, buying and merchandising costs, certain distribution costs and store occupancy costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of catalog production and mailing costs; certain fulfillment and distribution costs; store personnel wages and benefits; other store expenses, including supplies, maintenance and visual programs; administrative staff and infrastructure expenses; depreciation; amortization and facility expenses. Credit card fees, insurance and other miscellaneous operating costs are also included in selling, general and administrative expenses.

Store Pre-Opening Costs

Store pre-opening costs consist primarily of rent, supplies and payroll expenses. These costs are expensed as incurred.

Stock-Based compensation

The Company accounts for stock-based awards in accordance with ASC 718-10, Compensation-Stock Compensation, which requires the measurement and recognition of stock-based compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. For awards with performance conditions, an evaluation is made at the grant date and future periods as to the likelihood of the performance criteria being met. Compensation expense is adjusted in future periods for subsequent changes in the expected outcome of the performance conditions until the vesting date. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Interest Expense (Income), Net

Interest income and expense is presented net in the consolidated statements of operations. Interest income is derived from cash in bank accounts. Interest income for fiscal 2012, fiscal 2011, and fiscal 2010 was $-0-, $3,000, and $17,000, respectively. Interest expense primarily relates to the credit facilities with GE Capital and Wells Fargo (which was terminated in May 2011). Interest expense for fiscal 2012, fiscal 2011, and fiscal 2010 was $0.7 million, $0.6 million, and $0.4 million, respectively.

Net (loss) Income Per Share

We have outstanding restricted stock grants that contain nonforfeitable rights to dividends (whether paid or unpaid) which qualify these shares as participating securities, requiring them to be included in the computation of earnings per share pursuant to the two-class method. Under the two-class method, all earnings (distributed and undistributed) are allocated to common shares and participating securities based on their respective rights to receive dividends. In periods of loss, the unvested restricted stock are not considered participating securities as they are not obligated to fund losses. Basic earnings per common share is calculated by dividing earnings allocated to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of unvested restricted stock not classified as participating securities and common shares issuable upon exercise of stock options or warrants. The difference between reported basic and diluted weighted-average common shares results from the assumption that all dilutive stock options and warrants outstanding were exercised and all outstanding restricted shares have vested as determined by applying the “treasury stock” method. For all periods presented in which there were losses, fully diluted losses per share do not differ from basic earnings per share.

	For The Fiscal Years Ended
	2012	2011	2010
	(in thousands)
Weighted average common shares outstanding - basic	31,351	31,217	31,112
Dilutive effect of stock options, warrants and unvested restricted stock outstanding	—	—	—

Weighted average common and common equivalent shares outstanding - fully diluted	31,351	31,217	31,112

The total number of potential common shares with an anti-dilutive impact, excluded from the calculation of diluted net (loss) income per share, is detailed in the following table:

	For The Fiscal Years Ended
	2012	2011	2010
	(in thousands)

Stock options	3,050	3,096	5,663
Warrants	215	215	879
Restricted stock	590	504	314

Total	3,855	3,815	6,856

Operating leases

The Company leases property for its stores and its corporate headquarters under operating leases. Operating lease agreements typically contain construction allowances, rent escalation clauses and/or contingent rent provisions.

For construction allowances, the Company records a deferred lease credit on the consolidated balance sheet and amortizes the deferred lease credit as a reduction of rent expense on the consolidated statement of operations over the terms of the leases. For scheduled rent escalation clauses during the lease terms, the Company records minimum rental expenses on a straight-line basis over the terms of the leases on the consolidated statement of operations. The term of the lease over which the Company amortizes construction allowances and minimum rental expenses on a straight-line basis begins on the date of initial possession, which is generally when the Company enters the space and begins to make improvements in preparation for its intended use, not necessarily the cash rent commencement date.

Certain store leases provide for contingent rents, which are determined as a percentage of gross sales in excess of specified levels. The Company records a contingent rent liability in accrued expenses on the consolidated balance sheets and the corresponding rent expense when management determines that achieving the specified levels during the fiscal year is probable.

Income Taxes

Income taxes are calculated in accordance with ASC 740-10, Income Taxes, which require the use of the asset and liability method. Deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using current enacted tax rates in effect in the years in which those temporary differences are expected to reverse. Inherent in the measurement of deferred balances are certain judgments and interpretations of enacted tax law and published guidance with respect to applicability to the Company’s operations. The effective tax rate utilized by the Company reflects management’s judgment of the expected tax liabilities within the various taxing jurisdictions.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carryback potential, and tax planning strategies in making these assessments.

The Company adopted amendments to ASC 740-10 which clarified the accounting for uncertainty in income taxes recognized in the financial statements. These amendments prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by the taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate audit settlement.

The Company recognizes interest accrued for increases in the net liability for unrecognized income tax benefits in interest expense and any related penalties in income tax expense.

Recently Adopted Standard

In September 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. ASU 2011-08 applies to all companies that have goodwill reported in their financial statements. The provisions of ASU 2011-08 were effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company adopted this guidance in the first quarter of fiscal 2012 with no impact on its consolidated financial statements.

Recently Issued Standards

In July 2012, the FASB issued guidance that will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test for indefinite-lived intangible assets. If entities determine, based on qualitative factors, the fair value of the asset is more likely than not less than the carrying value, the two-step impairment test would be required. This guidance is effective for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company will adopt this guidance for the fiscal year beginning February 3, 2013 and does not expect the adoption will have a material impact on its consolidated financial statements.

4. Property and Equipment, net

Property and equipment (net) consisted of the following:

	Fiscal Year
	2012	2011
	(in thousands)
Construction in progress	$789	$1,236
Computer equipment	13,197	11,042
Machinery and equipment	99	125
Office furniture and store fixtures	18,145	20,190
Leasehold improvements	52,275	55,371
Building	7,559	7,559
Land	500	500

	92,564	96,023
Less: accumulated depreciation and amortization	(56,457)	(53,435)

	$36,107	$42,588

Depreciation and amortization expense related to property and equipment (including capitalized leases) was approximately $9.6 million (including $0.7 million of accelerated depreciation on early lease terminations), $11.4 million, and $10.7 million for fiscal 2012, fiscal 2011, and fiscal 2010, respectively. In fiscal 2012, approximately $5.9 million of fully depreciated assets no longer in use were written off.

Based upon our impairment analysis of long-lived assets during fiscal 2012 and 2011, we recognized impairment charges of approximately $0.2 million and $0.5 million, respectively, related to under-performing stores. There were no long-lived asset impairment charges recognized for fiscal 2010.

5. Goodwill and Intangible Assets

The Company’s intangible assets consisted of the following:

	Fiscal Year
	2012	2011
	(in thousands)
Non-amortizable intangible assets:
Trademarks	$2,419	$2,419

Goodwill	$—	$4,462

The Company performed its annual goodwill impairment test as of February 2, 2013, and concluded that the carrying value of its direct marketing reporting unit goodwill exceeded the implied fair value based on the estimated fair value of the direct marketing reporting unit. Accordingly, the Company recorded a pre-tax non-cash impairment charge of $4.5 million for fiscal 2012 primarily as a result of the current and projected future performance of the direct marketing business. In fiscal 2010, the Company recorded a pre-tax non-cash impairment charge of $7.6 million and there was no impairment charge in fiscal 2011.

Additionally, based on the annual impairment test performed as of February 2, 2013, the Company concluded that its indefinite-lived intangible assets were not impaired. There were no impairment charges as a result of the 2011 or 2010 impairment analysis for indefinite-lived intangible assets.

Refer to Note 3, “Summary of Significant Accounting Policies, Goodwill and Other Indefinite-Lived Intangible Assets and Impairment of Long Lived Intangible Assets”, for further details regarding our procedure for evaluating goodwill and other intangible assets for impairment.

6. Credit Facility

On May 26, 2011, the Company and certain of its wholly-owned subsidiaries entered into a credit agreement (the “Credit Agreement”) with General Electric Capital Corporation (“GE Capital”), as a lender and as agent for the financial institutions from time to time party to the Credit Agreement (together with GE Capital in its capacity as a lender, the “Lenders”, currently GE Capital is the only Lender), which replaced the Company’s previous letter of credit agreement, as amended, with Wells Fargo Retail Finance II, LLC (“Wells Fargo”) (the “Wells Fargo Agreement”). The Credit Agreement provides for a total aggregate commitment of the Lenders of $25 million, including a $15 million sublimit for the issuance of letters of credit and a swingline loan facility of $5 million. Under the Credit Agreement, the Company has the right to request, subject to the agreement of the Lenders, that the Lenders increase their revolving commitments up to an additional $25 million. The Credit Agreement has a term of five years and matures on May 26, 2016. The obligations of the borrowers under the Credit Agreement are secured by substantially all property and assets of the Company and certain of its subsidiaries.

As of February 2, 2013, availability under the Credit Facility was $5.1 million, net of outstanding letters of credit of $11.9 million.

The Credit Agreement calls for the payment by the Company of a fee of 0.375% per annum on the average unused portion of the Credit Agreement, a letter of credit fee calculated using a per annum rate equal to the Applicable Margin with respect to letters of credit (as defined in the Credit Agreement) multiplied by the average outstanding face amount of letters of credit issued under the Credit Agreement, as well as other customary fees and expenses. Interest accrues on the outstanding principal amount of the revolving credit loans at an annual rate equal to LIBOR (as defined in the Credit Agreement) or the Base Rate (as defined in the Credit Agreement), plus an applicable margin which is subject to periodic adjustment based on average excess availability under the Credit Agreement. Interest on each swingline loan is calculated using the Base Rate. The Credit Agreement does not contain any financial covenants with which the Company or any of its subsidiaries or affiliates has to comply during the term of the Credit Agreement.

The Credit Agreement contains customary representations and warranties, as well as customary covenants that, among other things, restricts the ability of the Company and its subsidiaries to incur liens, consolidate or merge with other entities, incur certain additional indebtedness and guaranty obligations, pay dividends or make certain other restricted payments. The Credit Agreement also contains customary events of default, including payment defaults, breaches of representations and warranties and covenants, cross defaults to other material indebtedness, and bankruptcy and insolvency matters.

The Wells Fargo Agreement, which was terminated on May 26, 2011, provided for a maximum aggregate face amount of letters of credit that may be issued, to be the lesser of (a) $10 million or (b) an amount equal to a specified percentage of cash collateral held by Wells Fargo. The cash collateral was required in an amount equal to 105% of the face amount of outstanding letters of credit issued. None of the other assets or properties of the Company, or any of its subsidiaries or affiliates, were pledged as collateral for these obligations.

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	Fiscal Year
	2012	2011
	(in thousands)
Accrued sales tax	$487	$1,426
Accrued payroll, bonus, taxes and withholdings	902	1,504
Short-term tenant allowances	887	877
Credits due to customers	4,433	7,363
Allowance for sales returns	541	589
Other accrued expenses	3,918	3,707

	$11,168	$15,466

8. Long-Term Liabilities

Deferred Credits

Deferred credits consist primarily of long-term portions of deferred rent and tenant allowances. We occupy our retail stores and home office under operating leases generally with terms of seven to ten years. Some of these leases have early cancellation clauses, which permit the lease to be terminated if certain sales levels are not met in specific periods. Most of the store leases require payment of a specified minimum rent, plus a contingent rent based on a percentage of the store’s net sales in excess of a specified threshold. Most of the lease agreements have defined escalating rent provisions, which are reported as a deferred rent liability and expensed on a straight-line basis over the term of the related lease, commencing with date of possession. This includes any lease renewals deemed to be probable. In addition, we receive cash allowances from our landlords on certain properties and have reported these amounts as tenant allowances which are amortized to rent expense over the term of the lease, also commencing with date of possession. Included in deferred credits at February 2, 2013 and January 28, 2012 was $5.0 million and $6.0 million, respectively, of deferred rent liability, and $3.5 million and $4.6 million, respectively, of tenant allowances.

9. Stock-Based Compensation

Under the dELiA*s, Inc. Amended and Restated 2005 Stock Incentive Plan, we may grant incentive stock options, nonqualified stock options and restricted stock to employees (including officers), non-employee directors and consultants. Grants for stock options generally vest and become exercisable annually in equal installments over a four-year period and expire 10 years after the grant date, while restricted stock generally vests and becomes exercisable annually in equal installments over a three-year period. Shares available for future equity grants at February 2, 2013 and January 28, 2012 totaled 4.0 million and 3.9 million, respectively.

The Company accounts for share-based compensation under the provisions of ASC 718 Compensation-Stock Compensation, which requires share-based compensation for equity awards to be measured based on estimated fair values at the date of grant.

The Company recorded stock-based compensation expense (including expense for restricted stock) of $0.7 million, $0.7 million, and $0.8 million for fiscal 2012, fiscal 2011 and fiscal 2010, respectively, related to employee and non-employee directors share-based awards and such expense is included in selling, general and administrative expense in our consolidated statements of operations.

Stock Options

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model, which requires the Company to estimate the expected term of stock option grants and expected future stock price volatility over the expected term.

The per share weighted average fair value of stock options granted during fiscal 2012, fiscal 2011, and fiscal 2010 were $0.81, $0.93, and $1.14, respectively. The fair value of each option grant was estimated using the following weighted average assumptions:

	For the Fiscal Years Ended
	2012	2011	2010
Risk-free interest rates	1.21%	2.05%	2.58%
Expected lives	6.25 years	6.25 years	6.25 years
Expected volatility	60%	60%	62%
Expected dividend yields	—	—	—

The following table summarizes stock option activity during fiscal 2012:

	2012
	Options	Weighted- Average Exercise Price per Option	Weighted-Average Remaining Contractual Life (years)

Options outstanding as of January 28, 2012	3,096,288	$4.71
Options granted	534,250	1.44
Options exercised	—	—
Options cancelled or expired	(580,452)	6.23

Outstanding as of February 2, 2013	3,050,086	$3.84	5.62

Exercisable as of February 2, 2013	2,065,336	$4.92	4.27

The intrinsic value of stock options exercised during fiscal 2012, fiscal 2011, and fiscal 2010 was approximately $-0-, $-0-, and $2,000, respectively. There were no aggregate intrinsic values of stock options outstanding and stock options exercisable at February 2, 2013.

As of February 2, 2013, there was approximately $0.4 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements. That cost is expected to be recognized over a weighted average period of 1.5 years.

Restricted Stock

The fair value of restricted stock awards is calculated based on the stock price on the date of the grant. The weighted average grant date fair values for restricted stock issued during fiscal 2012, fiscal 2011, and fiscal 2010 were $1.17, $1.02, and $1.74, respectively.

The following table summarizes restricted stock activity during fiscal 2012:

	Restricted Stock
	Shares	Weighted Average Grant Date Fair Value

Outstanding at January 28, 2012	406,391	$1.23
Granted	256,410	1.17
Vested	(172,002)	1.36
Forfeited	(42,258)	1.18

Outstanding at February 2, 2013	448,541	$1.15

There were 42,258 restricted shares canceled during fiscal 2012 as a result of a former board member not standing for re-election to the board.

As of February 2, 2013, there was approximately $0.4 million of total unrecognized compensation cost related to restricted stock, which is expected to be recognized over a weighted average period of 1.7 years.

10. Stockholders’ equity

Rights Offering

On December 30, 2005, we filed a prospectus under which we distributed at no charge to persons who were holders of our common stock on December 28, 2005 transferable rights to purchase up to an aggregate of 2,691,790 shares of our common stock at a cash subscription price of $7.43 per share (the “rights offering”). The rights offering was made to help fund the costs and expenses of our retail store expansion plan and to provide funds for general corporate purposes following the Spinoff. MLF Investments, LLC (“MLF”), which was controlled by Matthew L. Feshbach, our former Chairman of the Board, agreed to backstop the rights offering, meaning MLF agreed to purchase all shares of our common stock that remained unsold upon completion of the rights offering at the same $7.43 subscription price per share. The rights offering was completed in February 2006 with approximately $20 million of gross proceeds. Our stockholders exercised subscription rights to purchase 2,040,570 shares of dELiA*s common stock, of the 2,691,790 shares offered in the rights offering, raising a total of $15.2 million. On February 24, 2006, MLF purchased the remaining 651,220 shares for a total of $4.8 million. MLF received as compensation for its backstop commitment a nonrefundable fee of $50,000 and ten-year warrants to purchase 215,343 shares of our common stock at an exercise price of $7.43 per share. The warrants had a grant date fair value of approximately $0.9 million and were recorded as a cost of raising capital. The MLF warrants were subsequently split so that MLF Offshore Portfolio Company, LP owned warrants to purchase 206,548 shares of our common stock and MLF Partners 100, LP owned warrants to purchase 8,795 shares of our common stock. Such warrants were distributed on a pro-rata basis to investors as part of the winding up of operations of MLF and its affiliated funds. All 215,343 warrants were outstanding as of February 2, 2013 and January 28, 2012.

Preferred Stock

We are authorized to issue, without stockholder approval, up to 25,000,000 shares of preferred stock, $0.001 par value per share, having rights senior to those of our common stock. In addition, we have 1,000,000 shares of series A junior participating preferred stock authorized, none of which are outstanding as of February 2, 2013.

Shelf Registration Statement

On June 20, 2012, the Company filed a registration statement on Form S-3 using a “shelf” registration process, which became effective on September 7, 2012. Under this shelf registration, the Company may issue up to $30 million of its common stock, preferred stock, warrants, rights, units or preferred stock purchase rights in one or more offerings, in amounts, at prices, and terms that will be determined at the time of the offering. Because the publicly-traded float of the Company’s shares of common stock is less than $75 million, unless and until the Company’s public float exceeds $75 million, the Company will be restricted to issuing securities registered under the shelf registration equal to no more than one-third of the value of its public float in any consecutive twelve month period. If any securities are sold by the Company under the shelf registration, we expect the net proceeds will be added to general corporate funds and may be used for general corporate purposes. To date, no securities of the Company have been issued under this shelf registration statement.

11. Income Taxes

The components of the benefit for income taxes from continuing operations consist of the following for fiscal:

	2012	2011	2010
	(in thousands)
Current:
State	$115	$181	$214
Federal	(796)	(2,518)	(11,214)

Total current	(681)	(2,337)	(11,000)

Deferred:
Federal	—	—	1,138

Total deferred	—	—	1,138

Net income tax benefit	$(681)	$(2,337)	$(9,862)

The reconciliation between the statutory income tax rate and the effective tax rate is as follows:

	2012	2011	2010
Computed expected tax benefit	(35%)	(35%)	(35%)
State taxes, net of federal benefit	0%	0%	1%
Goodwill impairment	7%	0%	9%
Impact of discontinued operations	(3%)	(5%)	(2%)
All other - individually less than 5%	1%	(2%)	2%
Change in valuation allowance	27%	34%	(4%)

Total benefit	(3%)	(8%)	(29%)

The types of temporary differences that give rise to our deferred tax assets and liabilities are set out as follows at:

	February 2, 2013	January 28, 2012
	(in thousands)
Deferred tax assets:
Accruals and reserves	$4,062	$5,134
Plant and equipment	776	1,020
Net operating loss carry forwards	32,590	24,810

Gross deferred tax assets	37,428	30,964
Valuation allowance	(36,393)	(29,764)

Total deferred tax assets	1,035	1,200

Deferred tax liabilities:
Identifiable intangible assets	(1,041)	(1,041)
Other	(959)	(1,124)

Total deferred tax liabilities	(2,000)	(2,165)

Net deferred tax liabilities	$(965)	$(965)

For federal income tax purposes, we have unused net operating loss (“NOL”) carry forwards of approximately $150 million at February 2, 2013, expiring through January 31, 2033. The U.S. Tax Reform Act of 1986 contains provisions that limit the NOL carry forwards available to be used in any given year upon the occurrence of certain events, including a significant change of ownership. We have experienced such ownership changes and may experience such future changes. As a result, $106 million of our federal NOL carry forwards are limited to $22 million due to this change in ownership event. In addition, the annual limitations may result in the expiration of net operating losses before utilization. For state tax purposes, we have unused NOL carry forwards of approximately $118 million at February 2, 2013 which have expiration dates that vary by jurisdiction.

In fiscal 2010, we recorded an adjustment of $1.0 million to properly present our deferred tax liability, which is included in deferred credits and other long-term liabilities, as related to an indefinite-lived intangible asset acquired at the time of the Spinoff, with a corresponding decrease to additional paid-in capital. This adjustment had no material impact on prior years’ consolidated financial statements.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carryback potential, and tax planning strategies in making these assessments.

Based upon the above criteria, the Company does not believe that it is more-likely-than-not that the remaining net deferred tax assets will be realized. For fiscal 2012, the valuation allowance increased by $6.6 million related to increased federal and state tax NOL carry forwards. For fiscal 2011, the valuation allowance increased by $8.7 million related to increased federal and state tax NOL carry forwards. For fiscal 2010, the valuation allowance increased by $1.0 million related to the adjustment for the deferred tax liability noted above, and $0.7 million related to increased state tax NOL carry forwards.

At February 2, 2013 and January 28, 2012, the Company had a liability for unrecognized tax benefits of $0.5 million and $0.4 million, respectively, both of which would have favorably affected the Company’s effective tax rate if recognized. Included within the $0.5 million, as of February 2, 2013, is an accrual of $0.2 million for the payment of related interest and penalties. The Company does not believe there will be any material changes in the unrecognized tax positions over the next twelve months.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2012	2011	2010
	(in thousands)
Unrecognized Tax Benefit - Beginning of year	$297	$302	$288
Gross increases - tax positions in prior period	54	32	59
Gross decreases - tax positions in prior period	(0)	(13)	(35)
Gross increases - tax positions in current period	5	7	11
Settlements during the period	(4)	(12)	(21)
Lapse of Statute of Limitations	(63)	(19)	—

Unrecognized Tax Benefit - End of Year	$289	$297	$302

The Company recognizes interest related to unrecognized tax benefits in interest expense and any related penalties in income tax expense. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheet. The Company recorded an additional $11,400, $5,000 and $5,000 in interest, and $19,400, $5,000 and $10,000 in penalties, for the fiscal 2012, fiscal 2011 and fiscal 2010, respectively.

The Company’s subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal statute of limitations remains open for the fiscal years 2008, 2009, 2010 and 2011. State income tax returns are generally subject to examination for a period of 3 to 5 years after filing of the respective returns. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states.

12. Spinoff Related Transactions

Services and Revenues

We recognize other revenues that consist primarily of advertising provided for third parties in our catalogs, on our e-commerce web pages, in our outbound packages, and in our retail stores pursuant to specific pricing arrangements with Alloy, Inc. Alloy, Inc. originally arranged these advertising services on our behalf, through a Media Services Agreement (the “Original Agreement”) entered into in connection with the Spinoff. Revenue under these arrangements was recognized, net of commissions and agency fees, when the underlying advertisement is published or otherwise delivered pursuant to the terms of each arrangement.

On November 16, 2010, the Company entered into an Amended and Restated Media Services Agreement (the “A/R Media Services Agreement”) with Alloy, Inc. The A/R Media Services Agreement replaced the Original Agreement, which expired by its terms on December 19, 2010, and became effective on December 20, 2010, upon expiration of the Original Agreement. The A/R Media Services Agreement provides, among other things, that Alloy, Inc. will serve as our exclusive sales agent for the purpose of providing the following media and marketing related services to the Company and its subsidiaries: license of websites, internet advertising, direct segment upsell arrangements, catalog advertisements and insertions, sampling and in-store promotions, and database collection and marketing. The A/R Media Services Agreement expires on December 20, 2015. Effective May 6, 2011, the Company and Alloy, Inc. amended the A/R Media Services Agreement to remove the sampling and in-store promotion services therefrom.

We recorded revenues of approximately $0.2 million, $0.3 million, and $0.2 million for fiscal 2012, fiscal 2011, and fiscal 2010, respectively, in our consolidated financial statements in accordance with the terms of the A/R Media Services Agreement.

We recorded expenses of approximately $0.3 million, $0.5 million, and $0.2 million for fiscal 2012, fiscal 2011, and fiscal 2010, respectively, in our consolidated financial statements in accordance with the terms of the A/R Media Services Agreement.

Prior to the Spinoff, we and Alloy, Inc. entered into the following agreements that were to define our ongoing relationships after the Spinoff: a distribution agreement, tax separation agreement, trademark agreement, information technology and intellectual property agreement, and an On Campus Marketing call center agreement. The On Campus Marketing call center agreement was terminated July 16, 2012.

13. Commitments and Contingencies

Leases

We lease dELiA*s retail stores and office space under noncancelable operating leases with various expiration dates through February 2023. As of February 2, 2013, future net minimum lease payments are as follows:

Operating Leases
Fiscal Year:	(in thousands)
2013	$15,948
2014	16,232
2015	15,815
2016	13,158
2017	9,224
Thereafter	12,947

Total minimum lease payments	83,324

Sublease rental	819

Net rentals	$82,505

Most of the dELiA*s retail store leases require payment of a specified minimum rent, plus a contingent rent based on a percentage of the store’s net sales in excess of a specified threshold. Most of the lease agreements have defined escalating rent provisions, which are expensed over the term of the related lease on a straight-line basis commencing with the date of possession, including any lease renewals deemed to be probable. In addition, most of the leases require payment of real estate taxes, certain common area and maintenance costs (“CAM”) and other related charges in addition to the future minimum operating lease payments. We sublease a portion of our office space. The minimum lease payments presented above do not include real estate taxes, CAM or other related charges. Total real estate taxes, CAM and other related charges for fiscal 2012, fiscal 2011 and fiscal 2010 were $11.2 million, $11.6 million and $11.6 million, respectively.

Total rent expense, excluding real estate taxes, CAM and other related charges, during fiscal 2012, fiscal 2011 and fiscal 2010 was $17.6 million, $18.2 million, and $17.7 million, respectively. There were no contingent excess rent payments made during these periods.

Sales Tax

At present, with respect to our website and catalogs, sales or other similar taxes are collected primarily in states where we have retail stores, another physical presence or other personal property. However, various other states may seek to impose sales tax obligations on such shipments in the future. A number of proposals have been made at the state and local levels that would impose additional taxes on the sale of goods and services through the internet. A successful assertion by one or more states that we should have collected or be collecting sales taxes on the sale of products could have a material adverse effect on our results of operations.

License Agreement

In February 2003, dELiA*s Brand LLC, a wholly-owned subsidiary of the Company, entered into a master license agreement with JLP Daisy to license the dELiA*s brand on an exclusive basis for wholesale distribution in certain product categories, primarily in mid- and upper-tier department stores. dELiA*s Brand LLC received a $16.5 million cash advance against future royalties from the licensing ventures. The master license agreement provides that JLP Daisy is entitled to retain all of the royalty income generated from the sale of licensed products until JLP Daisy recoups its advance plus one-third of a preferred return of 18% per year on the unrecouped advance, if ever. Thereafter, we will receive an increasing share of the royalties until JLP Daisy recoups its advance plus a preferred return of 18% per year on the unrecouped advance, at which time we will receive a majority of the royalty stream after brand management fees.

The initial term of the master license agreement is approximately 10 years, which is subject to an automatic extension of five years under specified circumstances and, at our option, (i) the term will remain in effect until JLP Daisy recoups its advance and preferred return or (ii) the term will immediately expire and JLP Daisy will be entitled to be paid the balance of any unrecouped advance and a preferred return calculated at 6% per year (if not received already). As of February 2, 2013, JLP Daisy has not recouped its advance and preferred return and therefore the master license agreement remains in effect. The master license agreement provides that the advance will be recoupable by JLP Daisy solely out of its share of the royalty payments and not through recourse against dELiA*s Brand LLC, us or any of our properties or assets. The master license agreement may be terminated early under certain circumstances, including, at our option, upon payment to JLP Daisy of an amount based upon royalties received from the sale of the licensed products during a specified period. In addition, dELiA*s Brand LLC granted to JLP Daisy a security interest in the dELiA*s trademarks and copyrightable artwork, although the only event that would entitle JLP Daisy to exercise its rights in respect of the lien is a termination or rejection of the license or master license agreement in a bankruptcy proceeding. We have not recorded any amounts associated with the master license agreement.

Employment Agreements

The Company has entered into employment agreements with certain key executives. The agreements specify various employment-related matters, including annual compensation, performance incentive bonuses, and severance benefits in the event of termination with or without cause.

In addition, there are other executives of the Company with severance agreed to in offer letters depending on various circumstances.

Benefit Plan

All employees who meet eligibility requirements may participate in the dELiA*s Inc. 401(k) Profit Sharing Plan (the “Plan”). Under the Plan, employees can defer 1% to 75% of compensation as defined. The Company temporarily suspended its matching contribution to the Plan in early fiscal 2009. The Company reinstated its matching contribution in April 2010 at a rate of $0.25 per employee contribution dollar on up to the first 5% of employee contribution. Employee contributions are always 100% vested. Until December 31, 2011, any Company matching contribution vested at 20% per year of employee service. Effective January 1, 2012, the matching contribution was increased from $0.25 to $0.50 per employee contribution dollar, and all past and future matching contributions are immediately vested. The Company’s matching contributions were $0.3 million, $0.1 million, and $0.1 million for fiscal years 2012, 2011 and 2010, respectively.

Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary course of its business. Although the amount of any liability that could arise with respect to these actions cannot be determined with certainty, in the Company’s opinion, any such liability will not have a material adverse effect on its consolidated financial position, consolidated results of operations or liquidity.

14. Segment Reporting

The Company’s executive management, being its chief operating decision makers, works together to allocate resources and assess the performance of the Company’s business. All of the Company’s operations are in the U.S. The Company’s executive management manages the Company as two distinct operating segments, direct marketing and retail stores. Although offering customers substantially similar merchandise, the Company’s direct and retail operating segments have distinct management, marketing and operating strategies and processes.

The Company’s executive management assesses the performance of each operating segment based on operating income/loss, which is defined as net sales less the cost of goods sold and selling, general and administrative (“SG&A”) expenses both directly identifiable and allocable. For the direct segment, these SG&A expenses primarily consist of catalog development, production and circulation costs, order processing costs, direct personnel costs and allocated overhead expenses. For the retail segment, these SG&A expenses primarily consist of store selling expenses, direct labor costs and allocated overhead expenses. Allocated overhead expenses are costs associated with general corporate expenses and shared departmental services (e.g., executive, finance, information technology, legal and human resources). Since the Alloy business is recorded as a discontinued operation, certain allocated overhead expenses have been relocated to the remaining continuing businesses (See Note 2).

Operating segment assets are those directly used in or clearly allocable to an operating segment’s operations. For the retail segment, these assets primarily include inventory, fixtures and leasehold improvements. For the direct segment, these assets primarily include inventory and prepaid catalog costs, together with goodwill (excluding Assets Held for Sale). Corporate and other assets include corporate headquarters, warehouse and fulfillment and contact center facilities (the contact center facility is no longer in use as that function has been outsourced to a third party), shared technology infrastructure as well as corporate cash and cash equivalents and prepaid expenses. Operating segment depreciation and amortization and capital expenditures incurred are recorded directly to each operating segment. Corporate assets and other depreciation and amortization and capital expenditures are allocated to each reportable segment. The accounting policies of the segments are the same as those described in Note 3. Reportable data for our reportable segments were as follows (reflects continuing operations only):

	Direct Marketing Segment	Retail Store Segment	Total
	(in thousands)
Total Assets
February 2, 2013	$34,653	$52,340	$86,993
January 28, 2012	$49,554	$58,159	$107,713
Capital Expenditures (accrual basis)
February 2, 2013	$1,529	$1,773	$3,302
January 28, 2012	$894	$3,647	$4,541
January 29, 2011	$250	$5,065	$5,315
Depreciation and Amortization
February 2, 2013	$779	$8,823	$9,602
January 28, 2012	$827	$10,619	$11,446
January 29, 2011	$948	$9,721	$10,669
Goodwill
February 2, 2013	$—	$—	$—
January 28, 2012	$4,462	$—	$4,462

	Fiscal
	2012	2011	2010
	(in thousands)
Net revenues:
Retail store	$125,595	$123,223	$122,444
Direct marketing	55,555	49,084	49,984

Total net revenues	$181,150	$172,307	$172,428

Operating loss:
Retail store	$(16,161)	$(23,670)	$(22,766)
Direct marketing	(6,708)	(3,550)	(11,520)

Loss before interest expense and income taxes	(22,869)	(27,220)	(34,286)

Interest expense, net	726	577	353

Loss before income taxes	$(23,595)	$(27,797)	$(34,639)

15. Quarterly Results (Unaudited)

The following table, which includes discontinued operations, sets forth unaudited quarterly financial data for each of our last two fiscal years:

	Fiscal 2012				Fiscal 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Net revenues	$41,214	$39,808	$46,399	$53,729	$37,890	$35,820	$46,654	$51,943
Gross profit	13,020	12,582	15,199	15,910	11,561	7,893	13,703	15,435
Total operating expenses (1)	17,480	17,931	17,136	27,033	17,713	17,539	18,691	21,869
Loss from continuing operations before taxes	(4,613)	(5,514)	(2,096)	(11,372)	(6,239)	(9,782)	(5,159)	(6,617)
Loss from continuing operations	(4,319)	(5,440)	(2,062)	(11,093)	(4,977)	(9,754)	(4,927)	(5,802)
Income from discontinued operations, net of tax	645	227	65	423	508	142	502	1,638
Net loss	$(3,674)	$(5,213)	$(1,997)	$(10,670)	$(4,469)	$(9,612)	$(4,425)	$(4,164)

Basic and diluted (loss) income per share:
Loss from continuing operations (2)	$(0.14)	$(0.18)	$(0.06)	$(0.35)	$(0.16)	$(0.31)	$(0.16)	$(0.18)

Income from discontinued operations (2)	$0.02	$0.01	$0.00	$0.01	$0.02	$0.00	$0.02	$0.05

Net loss	$(0.12)	$(0.17)	$(0.06)	$(0.34)	$(0.14)	$(0.31)	$(0.14)	$(0.13)

(1)	Included in the fourth quarter of fiscal 2012 is a goodwill impairment charge of $ 4.5 million. See Note 5 for further discussion.
(2)	(Loss) income per share calculations for each quarter include the appropriate weighted average effect for the quarter; therefore, the sum of quarterly (loss) income per share amounts may not equal year-to-date (loss) income per share amounts, which reflect the weighted average effect on a year-to-date basis.

dELiA*s, Inc.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Additions	Usage/ Deductions	Balance at End of Period
	(in thousands)
Reserve for sales returns and allowances:
February 2, 2013	$589	$16,427	$16,475	$541
January 28, 2012	$554	$13,635	$13,600	$589
January 29, 2011	$460	$12,935	$12,841	$554

Reserve for inventory:
February 2, 2013	$688	$2,836	$2,187	$1,337
January 28, 2012	$1,180	$3,164	$3,656	$688
January 29, 2011	$1,204	$2,322	$2,346	$1,417

Valuation allowance for deferred tax assets:
February 2, 2013	$29,764	$6,629	$—	$36,393
January 28, 2012	$21,028	$8,736	$—	$29,764
January 29, 2011	$19,355	$1,673	$—	$21,028